Exhibit 99.2

Warren Resources Announces Hiring of Two Former Major Oil Company Executives to Implement Development and Production Operations at its California Wilmington Unit

NEW YORK, February 3, 2005 /PR Newswire/First Call/ — Warren Resources, Inc. (“Warren”) (Nasdaq:WRES) announced today the hiring of Mr. Steven M. Buchanan for the position of Vice President and General Manager — California and Mr. Steve Liles for the position of Manager of Operations — California. Mr. Buchanan and Mr. Liles will be primarily responsible for the management of drilling and production operations of Warren’s Wilmington Townlot Unit oil field, Wilmington, California (“Wilmington Unit”).

For the past 10 years, Steve Buchanan has served as Manager of Engineering for Stocker Resources, Inc., a California-based exploration and production division of Plains Exploration & Production Company (NYSE:PXP), where he hired and managed a team of 18 production and facility engineers. For the prior 22 years, Mr. Buchanan was an operations executive with Texaco, Inc. (now ChevronTexaco). From 1987 to 1989, Mr. Buchanan was the Vice President/Assistant General Manager and Manager of Engineering for the THUMS Long Beach Company which owned and operated substantial parts of the Wilmington oil field in Wilmington and Long Beach, California. The THUMS Long Beach Unit, which is now owned by Occidental Petroleum (NYSE:OXY) is immediately adjacent to Warren’s Wilmington Townlot Unit. THUMS Long Beach Company was a consortium of Texaco, Humble (now Exxon Mobil), Unocal, Mobil and Shell, formed to develop the onshore and off-shore portions of the Wilmington Oil Field. While Mr. Buchanan was Vice President at THUMS Long Beach, it developed a 50,000 barrels per day oil operation, generating annual revenue of $233 million. From 1969 to 1987 he was a Petroleum Engineer Manager for Texaco’s Western U.S. Division, where he directly managed 102 engineers and technicians, with a primary focus in California and Alaska. Mr. Buchanan received a Bachelor of Science Mechanical Engineering (Petroleum) degree from the University of California at Berkeley.

Steve Liles is a Petroleum Engineer who has spent his 21 year career conducting engineering, drilling, production and maintenance operations in the Los Angeles Basin. Since 1998, he served as Business Unit Manager for Breitburn Energy Company, LLC, a California based exploration and production company that was recently acquired by Provident Energy Trust (AMEX:PVX) for Cdn$190 million. At Breitburn, he was responsible for the Los Angeles Basin production areas. From 1983 to 1998, Mr. Liles held numerous senior engineering positions for the THUMS Long Beach Company, including Area Superintendent, Engineering Supervisor and Drilling Engineer. Mr. Liles received a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma and a Master of Business Administration from California State University Long Beach.

Norman F. Swanton, Chairman and CEO of Warren, commented that “We are very excited about Steve Buchanan and Steve Liles joining the Warren team. Their extensive engineering and operational experience in drilling and completing secondary recovery waterflood wells in the Wilmington oil field is invaluable. They provide the precise technical knowledge and experience in the Wilmington field that will allow us to accelerate and best optimize our drilling and production operations in our Wilmington Unit.”

The Wilmington Unit is a unitized oil field located in Wilmington, California, consisting of 1,440 gross (1,418 net) acres. As a result of Warren’s recent acquisition of Magness Petroleum Company’s interest, Warren’s interest increased to an approximate 98.5% working interest in the Wilmington Unit. Warren’s total estimated net proved reserves as of June 30, 2004, adjusted as if the Acquisition had occurred on June 30, 2004, would increase to approximately 124.1 Bcfe from 99.5 Bcfe and the estimated future net revenue from Warren’s proved reserves discounted at 10% (PV-10) would increase to approximately $236.2 million from $186.4 million, utilizing average realized pricing of $32.49 per barrel oil and $5.09 per Mcf of natural gas as of that date.

About Warren Resources:

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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